CHARLIE'S HOLDINGS INC

TO: Charlie's Holdings, Inc. Board of Directors

FROM: Ryan Stump, Director and Chief Operating Officer

DATE: August 17, 2022

RE: CHUC Loan

In consideration of the Company's desire to expedite the introduction of the Pinweel family brand of products, I propose that I assist the Company in financing the project by lending the needed capital under the following terms and conditions:

- Lend three hundred thousand dollars ($300,000) to the Company.
- The Note will be due and payable in full in one hundred and twenty (120) days or sooner if, before the end of the term, the Company secures (i) new debt financing or (ii) sufficient PMTA strategic partnership funds.
- Interest to be paid monthly at a 10% annualized rate (i.e. $2,500 per month).
- To cover my own legal expenses, an additional loan origination fee of $3,000.00 will be paid by the Company upon receipt of the loan.
- The loan will be secured by the Company's inventory.
- The Company will provide Ryan Stump with documentation showing use of proceeds for Pinweel branded projects